EXHIBIT 6C

CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") made as of March 16, 2020 by and between Pivo Associates, Inc. ("Consultant") and Link Group International, Inc. ("Company").

WITNESSETH

WHEREAS, the Company requires business services relating to Regulation A+ and 15c-211 filings related to Capital Markets

WHEREAS, Consultant shall provide Company with introduction to Legal, Accounting and Edgar Support and consulting services and is desirous of performing such services for the Company,

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

WHEREAS, Consultant will pay for Legal, 15c-211 and initial Transfer Agent Fees.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. APPOINTMENT

The Company hereby engages Consultant and Consultant agrees to render various business services to the Company as described herein upon the terms and conditions hereinafter set forth.

2. TERMS

The term of this Agreement began as of the date of this Agreement and shall terminate when agreed.

3. SERVICES

During the term of this Agreement, Consultant shall provide advice to, undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, sales matters in connection with the operations of the business of the Company. Consultant agrees to provide on a timely basis the following services, and additional services contemplated thereby:

Legal and Accounting Advise.

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4. DUTIES OF THE COMPANY

The Company shall provide Consultant and its counsel, on a regular and timely basis, with all data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant and its counsel, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant and its counsel with full and complete copies of all brochures or other sales materials relating to its products and services and such other information as the request.

5. COMPENSATION

The compensation to Consultant shall be $75,000 (Seventy-Five Thousand dollars) and a percentage of stock to be determined.

Compensation will be paid in tranches with $10,000 as an initial retainer.

This compensation in its entirety is deemed fully earned upon execution of this agreement, is not contingent and is non-refundable.

6. REPRESENTATION AND INDEMNIFICATION

The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and its counsel and acknowledges its awareness that Consultant and its counsel will rely on such continuing functions. Consultant and its counsel in the absence of notice in writing from the Company will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that Consultant has knowledge of and is experienced in providing the aforementioned services.

The Company agrees to indemnify, hold harmless and defend Consultant and its counsel from any and all claims or demands of any kind relating to the Company's breach of its agreements hereunder.

7. MISCELLANEOUS

Termination: This Agreement may be terminated by Consultant by Mutual Agreement

Modification: This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof, and may be amended only in a writing signed by both parties.

Notices: Any notices required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by email at the address of such Party, as the Party shall have furnished in writing to the other Party.

Waiver: Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive the other Party of the right thereafter to insist upon adherence to that term of any other term or this Agreement.

Assignment: The Shares under this Agreement are assignable at the discretion of the Consultant without consent of the Company.

Severability: If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

Link Group International, Inc.

By:	/s/ Gye E. Choi
Gye E. Choi

PIVO ASSOCIATES, Inc.

By:	/s/ Richard Oravec
Richard Oravec, Principal

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